UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

Northfield Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35791	80-0882592
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

581 Main Street, Woodbridge, New Jersey		07095
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:    (732) 499-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Renewal of Employment Agreements

On December 17, 2014, pursuant to the review provided for in each agreement, Northfield Bank, the wholly owned subsidiary of Northfield Bancorp, Inc., (the “Company”) approved amended and restated employment agreements with Chairman of the Board and Chief Executive Officer, John W. Alexander, and Executive Vice President, Michael J. Widmer, effective January 1, 2015. The agreements were extended for an additional year so that the term of the agreements remains three years. The amended and restated agreements are filed as exhibits to this Current Report on Form 8-K.

The agreements were amended to provide for: (i) any payments or benefits payable as a result of an Event of Termination (as defined) to be contingent on execution and non-revocation of a release; (ii) a one-year non-solicitation requirement upon any termination of employment under the agreements if the executive is receiving a severance payment under the employment agreement (a two-year non-solicitation requirement for Mr. Alexander); and (iii) a one-year non-compete requirement (two years in case of Mr. Alexander) if the executive receives a severance payment under the agreement (other than a severance payment following a change in control). Mr. Alexander’s agreement was revised to clarify that a material change in duties or responsibilities excludes Mr. Alexander not being appointed by the board as chairman. Mr. Widmer’s agreement was amended to provide that if his employment is terminated during the term of the agreement by the Bank without Cause (as defined) or Mr. Widmer resigns for Good Reason (as defined), including such a termination following a Change in Control (as defined), Mr. Widmer will receive a severance payment equal to the amount of the remaining payments that Mr. Widmer would have earned as Base Salary (as defined) if he had continued his employment with the Bank for a twenty-four month period following his termination of employment and had earned a bonus and/or incentive award in each year equal in amount to the average bonus and/or incentive award earned by him (or the highest bonus or incentive award earned in the event of a change in control) over the two calendar years preceding the year in which termination occurs.

Amendments to 2014 Restricted Stock Award and Stock Option Agreements

On December 15, 2014, the Compensation Committee of the Board of Directors of the Company approved, and on December 17, 2014, the Board of Directors ratified, an amendment to the 2014 restricted stock award and stock option agreements for all participants including each of the directors of the Company and Chairman and Chief Executive Officer, John W. Alexander, President and Chief Operating Officer, Steven M. Klein, Executive Vice President, Kenneth J. Doherty, Executive Vice President, Michael J. Widmer, and Senior Vice President and Chief Financial Officer, William R. Jacobs. The amendment provides for acceleration of equity awards within 36 months of an Involuntary Termination (as defined) or resignation for Good Reason (as defined) following certain business transactions defined as a Merger of Equals. The amended sections of the restricted stock award and stock option agreements are filed as an exhibit to this Current Report on Form 8-K.

Item 8.01.    Other Events.

On December 17, 2014, the Company’s Board of Directors authorized an increase to its current stock repurchase plan in the amount of up to $20 million in shares of its common stock.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.   The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate.  These factors may also affect the timing and amount of share repurchases.  The Company is not obligated to purchase any particular number of shares.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.        Exhibit

10.1	Employment Agreement with John W. Alexander, dated January 1, 2015

10.2	Employment Agreement with Michael J. Widmer, dated January 1, 2015

10.3	Form of amendment to restricted stock award and stock option agreements to participants of the 2014 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHFIELD BANCORP, INC.

DATE: December 22, 2014	By: /s/ William R. Jacobs
William R. Jacobs
Chief Financial Officer
(Principal Financial and Accounting Officer)